Exhibit 10.9

LICENSE AGREEMENT

THIS AGREEMENT is entered into as of the 1st day of December 2014 (the “Effective Date”), by and between Miromatrix Medical Inc., a corporation organized under the laws of the State of Delaware and having an office at 18683 Bearpath Trail, Eden Prairie, MN 55347, (“Miromatrix”), and Mayo Foundation for Medical Education and Research, a not for profit corporation with an address at 200 First Street SW, Rochester, MN 55905 (“Mayo”).

WHEREAS, Miromatrix and Mayo previously entered into License Agreements dated January 1, 2011 and September 15, 2013;

WHEREAS, Miromatrix and Mayo wish to further this relationship whereby Mayo Performs certain services for Miromatrix relating to Miromatrix decellularization/recellularization technology (the “Services”);

WHEREAS, Mayo wishes to acquire certain Series B Preferred Stock (the “Stock”) from Miromatrix and Miromatrix wishes to provide such Stock to Mayo;

WHEREAS, Dr. Allan Dietz of Mayo’s Human Cellular Therapy Laboratory (the “Laboratory”) shall be Mayo’s principal provider of services for Miromatrix (the “Principal Investigator”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.	Scope of Work.

1.1	Mayo agrees to use its best efforts to perform the Services in accordance with the Statement of Work attached hereto as Exhibit A (the “Project”).

1.2	Mayo shall perform the Project in accordance with standards applicable to work of similar type and scope to the Project performed by those skilled in the relevant art, as well as all laws and regulations that apply to such type of work. For the avoidance of doubt, the work under this agreement will not be to GMP standards.

2.	Term. The parties shall perform their respective obligations for the Project commencing with the Effective Date of this Agreement and terminating on December 31, 2016 (the “Term”).

3.	Payment.

3.1	The Project will be funded by $200,000.00 (the “Mayo Project Cost”) in ILP funds from Mayo, as approved on July 16, 2014, and $764,700.00 in funds to be provided by Miromatrix (the “Miromatrix Project Cost”). The Mayo Project Cost and the Miromatrix Project Cost (cumulatively, the “Project Cost”) will be allocated as described in the Budget with funds supporting efforts at both Mayo and Miromatrix.

3.2	Mayo and Miromatrix agree to conduct the Project pursuant to the budget attached hereto as Exhibit B (the “Budget”).

3.3	Mayo and Miromatrix may reasonably reallocate funds within categories of the Budget to complete the Project.

3.4	In consideration of the Mayo Project Cost, Miromatrix will deliver to Mayo a certificate representing 26,667 shares of Stock (calculated by dividing $200,000 by the $7.50/share price) (the “Consideration”).

4.	Materials Provided.

4.1	Miromatrix shall provide certain materials in order to support Mayo’s efforts associated with the Project. These materials Shall consist primarily of decellularized organs and certain recellularized organs (the “Materials”).

4.2	All Materials shall remain the property of Miromatrix and will be used by Mayo solely for the Project. The Materials shall be returned to Miromatrix or destroyed by Mayo, as requested by Miromatrix, at the end of the Term of this Agreement or upon early termination of this Agreement

4.3	The Materials shall be used with prudence and appropriate caution in any experimental work. THE MATERIALS ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. Miromatrix agrees to defend and indemnify Mayo from any and all claims and damages in any way arising from the acquisition, use, storage or disposal of the Materials by Mayo, unless such claim is due to negligence on the part of Mayo.

4.4	No option, license, or conveyance of rights, express or implied, is granted by Miromatrix to Mayo in connection with any Materials provided under this Agreement, except the right to use the Materials strictly in accordance with the terms of this Agreement

5.	Principal Investigator. If, for any reason, the Principal Investigator is unable to continue to serve as Principal Investigator, Mayo shall be entitled to designate another individual who is reasonably acceptable to Miromatrix to serve as Principal Investigator of the Project.

6.	Independent Contractor.

6.1	Mayo is an independent contractor of Miromatrix.

6.2	Nothing in this Agreement shall be construed to create a partnership or joint venture between Mayo and Miromatrix, nor shall either party’s employees, servants, agents or representatives be considered the employees, servants, agents or representatives of the other. Neither party shall have any express or implied right or authority to assume or create any obligation on behalf of, or in the name of, the other party; or to bind the other party to any contract, agreement or undertaking with any third party.

7.	Reports and Records.

7.1	Mayo shall provide Miromatrix with periodic progress reports on the Project, detailing, for example, work completed and results achieved.

7.2	Mayo shall provide Miromatrix with a final written report within thirty (30) days following completion of the Project or upon earlier termination of this Agreement.

7.3	Mayo shall, at mutually agreed upon times, meet with Miromatrix’ representatives to discuss Project results and reports.

8.	Intellectual Property Rights.

8.1	Ownership of inventions and/or discoveries developed under this Agreement shall follow inventorship under U.S. Patent law:

(a)	Mayo shall own all right, title and interest in and to inventions and/or discoveries whether patentable, copyrightable or otherwise developed solely by Mayo employees under this Agreement, except that Miromatrix shall retain a worldwide, irrevocable, non-exclusive, royalty-free right to use such inventions and/or discoveries developed under this Agreement for non-commercial, internal research activities. Mayo shall disclose such inventions and/or discoveries to Miromatrix in writing within one (1) month of their invention and/or discovery.

(b)	Mayo and Miromatrix shall jointly own inventions and/or discoveries developed by employees of both parties. Miromatrix shall have a right of first offer to license Mayo’s interest in such inventions and/or discoveries in accordance with the provisions of this Section 8.

(c)	Miromatrix shall own all right, title and interest in and to inventions and/or discoveries, whether patentable, copyrightable or otherwise, developed solely by Miromatrix’ employees or agents.

8.2	During the Term of this Agreement, Mayo grants to Miromatrix an option to acquire an exclusive license to inventions and/or discoveries developed by Mayo as a result of work on the Project. Such option shall remain in effect for ninety (90) days after the date of detailed written disclosure to Miromatrix. If Miromatrix has not notified Mayo in writing of its desire to enter into license negotiations within such ninety (90) day period, Mayo shall have the right, but not the obligation, to license such rights to a third party.

8.3	Should a mutually acceptable license agreement not be executed and delivered within ninety (90) days from the date Mayo provides Miromatrix with a draft license agreement, Mayo shall have the right, but not the obligation, to license its rights to inventions and discoveries described in Section 8.1(a) and (b) to a third party on terms no less favorable in the aggregate to Mayo than those offered by Miromatrix for the same or substantially similar rights. It shall be within Mayo’s sole reasonable discretion to determine the relative favorability of different offers.

8.4	This Agreement does not grant any right, title or interest in or to any tangible or intangible property right of either party, including any improvements thereon, that is not expressly stated in Section 8.2. All such rights, titles and interests are expressly reserved by the owner and the other party agrees that in no event will this Agreement be construed as a sale, an assignment, or an implied license of any such tangible or intangible property rights.

8.5	Mayo’s proprietary Platelet Lysate media supplement will specifically NOT be used in the work performed under this agreement and as such any developments incorporating this supplement will specifically not be subject to the option granted to Miromatrix in this agreement.

9.	Termination.

9.1	This Agreement may be terminated prior to the expiration of the Term should either party materially breach this Agreement, the non-breaching party provides the breaching party with thirty (30) days advance written notice of termination, and such breach is not remedied within such thirty (30) day period.

9.2	In the event of termination pursuant to Section 9.1 by Miromatrix, at Miromatrix’ option, Mayo shall return to Miromatrix the Consideration paid under Section 3.4 of this Agreement and Miromatrix shall waive all rights and options to data, results and Mayo inventions and discoveries as granted hereunder..

9.3	In the event of termination pursuant to Section 9.1 by Mayo, Miromatrix shall reimburse Mayo for the amount of the Mayo Project Cost corresponding to the percent of the Budget “Specific Aims” already completed as of the date of termination.

10.	Warranty Disclaimers. MAYO SERVICES AND INVENTIONS PROVIDED OR CREATED PURSUANT TO THIS AGREEMENT ARE “AS IS”, “WITH ALL FAULTS, AND “WITH ALL DEFECTS” AND MAYO DISCLAIMS AND MAKES NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER, INCLUDING BUT NOT LIMITED TO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, PATENTABILITY OR THAT MIROMATRIX’ USE OF THE PROJECT RESULTS WILL BE FREE FROM INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS OR OTHER RIGHTS OF THIRD PARTIES.

11.	LIMIT OF LIABILITY. MIROMATRIX AGREES THAT MAYO AND ITS AFFILIATES WILL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CAUSED BY OR ARISING OUT OF ANY RIGHTS GRANTED OR PERFORMANCE MADE UNDER THIS AGREEMENT, WHETHER TO OR BY COMPANY OR A THIRD PARTY. IN NO EVENT WILL MAYO’S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE LOSSES OR DAMAGES, EVEN IF MAYO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR EXCEED THE TOTAL AMOUNT OF CONSIDERATION WHICH HAS ACTUALLY BEEN PAID TO MAYO BY MIROMATRIX AS OF THE DATE OF FILING AN ACTION AGAINST MAYO WHICH RESULTS IN THE SETTLEMENT OR AWARD OF DAMAGES TO MIROMATRIX.

12.	Confidentiality. Mayo and Miromatrix have executed a Confidentiality and Non-Disclosure Agreement dated August 1, 2014 and attached as Exhibit C (the “CDA”) that is hereby incorporated by reference in this Agreement. All results relating to the Project are hereby included in the definition of Confidential Information in the CDA.

13.	Publicity. Miromatrix will not use for publicity, promotion, or otherwise, any logo, name, trade name, service mark, or trademark of Mayo or its Affiliates, including, but not limited to, the terms “Mayo®,” “Mayo Clinic®,” and the triple shield Mayo logo, or any simulation, abbreviation, or adaptation of the same, or the name of any Mayo employee or agent, without Mayo’s prior, written, express consent. Mayo may withhold such consent in Mayo’s absolute discretion. With regard to the use of Mayo’s name, all requests for approval pursuant to this Section must be submitted to the Mayo Clinic Public Affairs Business Relations Group, at the following e-mail address: PublicAffairsBR@Mayo.edu at least five business days prior to the date on which a response is needed. Mayo will not use for publicity, promotion, or otherwise, any logo, name, trade name, service mark, or trademark of Miromatrix or its Affiliates, or the name of any Miromatrix employee or agent, without Miromatrix’ prior, written, express consent. Miromatrix may withhold such consent in Miromatrix’ absolute discretion.

14.	Notice. Any notice or communication pursuant to this Agreement shall be sufficiently made or given if sent by certified or registered mail, postage prepaid, or by overnight courier, with proof of delivery by receipt, addressed to the address below or as either party shall designate by written notice to the other party.

In the case of Mayo:

Tim Argo
Mayo Clinic Ventures
200 First Street SW
Rochester MN 55905
Telephone No: (507) 284-1839

In the case of Miromatrix:

Robert Cohen
President & CEO
Miromatrix Medical Inc.
18683 Bearpath Trail
Eden Prairie, MN 55347
Telephone No: (612) 202-7026

15.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota exclusive of choice of law except interpretation of patent rights.

16.	Entire Agreement. This Agreement, together the agreements signed on January 1, 2011 and September 15, 2013 with all attachments and exhibits, constitutes the entire agreement and understanding between the parties and supersedes any prior or contemporaneous negotiations, agreements, understandings, or arrangements of any nature or kind with respect to the subject matter herein. In the event of any inconsistency between this Agreement or any attachments and exhibits, the terms of this Agreement shall govern.

17.	Waiver. Neither party waives its right to enforce any and all provisions of the Agreement at any time during the Term. Either party’s failure to enforce any provision shall not prejudice such party from later enforcing or exercising the same or any other provision of the Agreement.

18.	Modifications. This Agreement may not be changed, altered, modified, amended, rescinded, canceled or waived except by a writing executed by authorized representatives of the parties.

19.	Binding Agreement on Successors. This Agreement shall be binding upon each party’s successors and assigns.

20.	Headings. Headings are for convenience of reference only, and not for interpreting the provisions of the Agreement.

21.	Counterparts. This Agreement may be executed in counterparts, and by either party on separate counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.	Potential New Organ Prize. In the event that the $1,000,000.00 New Organ Liver Prize offered by the Methuselah Foundation (http://www.neworgan.org/prize.php) is awarded to Miromatrix based upon the Project, Miromatrix shall grant $1,000,000.00 of Miromatrix stock from the then-most recently open financing round to Mayo at the price/share then in effect.

23.	Payment Schedule. Miromatrix shall pay Mayo for the Project pursuant to the schedule incorporated in the Budget. At the conclusion of each noted portion of the project, Mayo shall submit an invoice to Miromatrix for the amount due.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

MIROMATRIX MEDICAL INC.

By:	/s/ Robert Cohen
Name:	Robert Cohen
Title:	President & CEO

Date: 12/19/2014

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

By:
Name:
Title:

Date: 12/10/2014

Miromatrix/Mayo Transplantable Liver Project

Exhibit A- Statement of Work

The Transplantable Liver Program “Project” is divided into three Specific Aims consisting of work being performed at Miromatrix and the Mayo Clinic over a continuous 24 calendar months period. Included in the specific aim budget (Exhibit B) below are funds for a dedicated Post-Doc in Dr. Allan Dietz’s Lab ($75,000) and a dedicated Scientist in Dr. Scott Nyberg’s Lab ($160,000). Below is a summary of each specific aim and the desired outcome.

Summary of Project Specific Aims/Milestones - 2 year program:

1.	Characterization of Re-Endothelialization Liver Seeded In-Vivo with Hepatocytes Seeding [18 months]

1.	Demonstrate continuous perfusion of transplanted re-endothelialized liver for 30 days

2.	Characterize seeding with hepatocytes at time of implantation at 7 days

3.	Characterize seeding with hepatocytes at time of implantation at 30 days

2.	Optimization of Hepatocyte Seeding in Liver Matrix [13 months]

1.	Optimization of hepatocyte seeding condition (perfusion versus injection, single cells versus spheroids)

2.	Optimization of culturing media conditions

3.	Final culturing optimization

3.	Characterization of Transplanted Recellularized Liver [11 months]

1.	Characterize fully recellularized liver at 7 days

2.	Characterize fully recellularized liver at 30 days

Detailed Statement of Work

Specific Aim #1-1 (6 months- January 2015-June 2015)

The goal of specific aim 1-1 is to first demonstrate the ability of a re-endothelialized (revascularized) liver graft to be transplanted into a recipient large animal and remain perfused for 30 days. Four (4) pigs will be successfully transplanted with a re-endothelialized graft and monitored for 30 days to characterize the hemodynamics of the transplanted graft during this time. Success will be determined by the degree of open vascularity during the duration.

Responsibilities/budget:

Miromatrix:

Miromatrix is responsible for the decellularization, recellularization including endothelial cell seeding optimization, and the delivery of the graft to Mayo.

Mayo:

Dr. Scott Nyberg is responsible for the transplantation, a minimum of weekly hemodynamic characterization via ultrasound, explantation, and histological evaluation of the graft.

Dr. Allan Dietz is responsible for the isolation and characterization of the pig endothelial cells which will be transferred to Miromatrix. Allogeneic endothelial cells will be used unless an immune rejection is detected and then autologous endothelial cells will be used.

Specific Aim #1-2 (6 months- June 2015-December 2015)

The goal of specific aim 1-2 is to utilize the successful results from Specific Aim 1-1 and then seed the graft with autologous hepatocytes at the time of implantation of the re-endothelialized liver graft. This specific aims explores the ability of hepatocytes and accessory liver cells to proliferate in-vivo when seeded into a fully revascularized liver construct. A total of six (6) pigs will be successfully transplanted with a re-endothelialized graft with three (3) receiving autologous hepatocytes via direct injection and three (3) receiving autologous hepatocytes via perfusion (utilizing results from Specific Aim 2-1) for 7 days. Histological characterization will include H&E, pig albumin, Ki67, and a specific endothelial and bile duct cell marker. Successful results are defined by the detection of viable hepatocytes in the transplanted liver graft after 7 days.

Responsibilities:

Miromatrix:

Miromatrix is responsible for the decellularization, recellularization including endothelial cell seeding optimization, and the delivery of the graft to Mayo.

Mayo:

Dr. Scott Nyberg is responsible for the transplantation, autologous hepatocyte isolation, injection or perfusion of hepatocytes, animal care, and general histological evaluation of the graft.

Dr. Allan Dietz is responsible for the isolation and characterization of the pig endothelial cells which will be transferred to Miromatrix and the immunohistochemical staining of the explanted liver sections for pig albumin, Ki67, and a specific endothelial and bile duct cell marker.

Specific Aim #1-3 (6 months- January 2016-June 2016)

The goal of specific aim 1-3 utilizes the successful results from Specific Aim 1-2 to seed the graft with autologous hepatocytes at the time of implantation of the revascularized liver graft for 30 days. This specific aim further characterizes the ability of hepatocytes and accessory liver cells to proliferate and function in-vivo when seeded into a fully revascularized liver construct. The results of Specific Aim 1-2 will be used to define the desired seeding technique. A total of six (6) pigs will be successfully transplanted with a re-endothelialized graft with the defined method from Specific Aim 1-2. Histological characterization will include H&E, pig albumin, Ki67, and a specific endothelial and bile duct cell marker.

Responsibilities:

Miromatrix:

Miromatrix is responsible for the decellularization, recellularization including endothelial cell seeding optimization, and the delivery of the graft to Mayo.

Mayo:

Dr. Scott Nyberg is responsible for the transplantation, autologous hepatocyte isolation, injection or perfusion of hepatocytes, animal care, and general histological evaluation of the graft.

Dr. Allan Dietz is responsible for the isolation and characterization of the pig endothelial cells which will be transferred to Miromatrix and the immunohistochemical staining of the explanted liver sections for pig albumin, Ki67, and a specific endothelial and bile duct cell marker.

Specific Aim #2-1 (5 months- January 2015-May 2015)

The goal of specific aim 2-1 is the optimization of hepatocyte seeding conditions with endothelial and bile duct epithelial cells to define the optimal seeding conditions to support hepatocyte engraftment into the matrix. For each seeding condition (perfusion, direct injection, or the combination) five (5) liver constructs will be seeded with isolated hepatocytes or five (5) liver constructs will be seeded with spheroids for seven (7) to fourteen (14) days of in-vitro cell culture in a Miromatrix -designed bioreactor system. Characterization of engraftment, viability and functionality will be achieved through the media characterization of glucose, albumin and urea levels. In addition, histological analysis including staining for hepatocytes, endothelial and bile duct epithelial cells, and SEM will be performed to evaluate the spatial orientation of the seeded hepatocytes. Success will be defined by the percent of viable hepatocyte after the defined cell culture duration and the level of metabolic activity.

Responsibilities:

Miromatrix:

Miromatrix is responsible for the decellularization, hepatocyte and endothelial cell seeding optimization, isolation of media, and fixation of the liver graft.

Mayo:

Dr. Scott Nyberg is responsible for the isolation of the hepatocytes, growth of spheroids and their shipment/transfer to Miromatrix.

Dr. Allan Dietz is responsible for the histological submission of the samples, media analysis and immunohistochemical staining.

Specific Aim #2-2 (5 months- June 2015-October 2015)

The goal of specific aim 2-2 is the optimization of cell culture media to maximum hepatocyte function, endothelial and bile duct epithelial cell proliferation. Six (6) cell culture media conditions, to be defined by Miromatrix and Mayo, will be evaluated on five (5) recellularized liver constructs for a total of thirty (30) constructs for seven plus (7+) days of in-vitro cell culture in a Miromatrix designed bioreactor system. Each construct will be characterized by glucose, albumin and urea analysis. In addition, histological analysis including staining for hepatocytes, endothelial cells, epithelial cell, and proliferation will be performed to define the optimal condition. Success will be defined by the percent of viable hepatocyte after the defined cell culture duration and the level of metabolic activity, the percent endothelial cell coverage within the vasculature, and the percent bile duct cell coverage within the bile duct system.

Responsibilities:

Miromatrix:

Miromatrix is responsible for the decellularization, media screening of half of the conditions, isolation of media and fixation of the liver graft.

Mayo:

Dr. Scott Nyberg is responsible for the isolation of the hepatocytes and/or the growth of spheroids depending on the defined seeding protocol from Specific Aim 2-1.

Dr. Allan Dietz is responsible for media screening of half of the conditions to be defined by Miromatrix, isolation of media, and fixation of the liver graft. In addition, Dr. Dietz’ group will coordinate histological submission of the samples, media analysis, and immunohistochemical staining.

Specific Aim #2-3 (3 months- November 2015-Janurary 2016)

The goal of specific aim 2-3 is the final optimization of cell culture conditions to maximize the successful complete recellularization of the liver construct for transplantation in Specific Aim 3. Utilizing the defined seeding protocol for Specific Aim 2-1 and the media condition from Specific Aim 2-2, Specific Aim 3-3 will involve the further optimization of cell seeding, culturing duration, bioreactor modification and whole liver construct characterization through the culturing of ten (10) liver constructs. Success will be defined by the increased percent of viable hepatocytes after the defined cell culture duration and the level of metabolic activity, the increased percent endothelial cell coverage within the vasculature, and the increased percent bile duct cell coverage within the bile duct system.

Responsibilities:

Miromatrix:

Miromatrix is responsible for the decellularization, cell seeding and final optimization of half of the conditions, isolation of media, and fixation of the liver graft.

Mayo:

Dr. Scott Nyberg is responsible for the isolation of the hepatocytes and/or the growth of spheroids depending on the defined seeding protocol from Specific Aim 2-2.

Dr. Allan Dietz is responsible for cell seeding and final optimization of half of the conditions to be defined by Miromatrix, isolation of media, and fixation of the liver graft. In addition, Dr. Dietz’ group will coordinate histological submission of the samples, media analysis and immunohistochemical staining of all liver samples.

Specific Aim #3-1(6 months- February 2016-July 2016)

The goal of specific aim 3-1 utilizes the successful results from Specific Aim 2-3 to provide an optimized recellularized liver graft for transplantation. A total of five (5) pigs will be successfully transplanted with a recellularized liver graft with the defined seeding and culture method from Specific Aim 2-3 for 7 days. Hepatocyte seeding will involve the autologous isolation of hepatocytes, possible endothelial cells and bile duct cells from the recipient pig prior to transplantation depending on earlier results. Following transplantation, the hemodynamics of the transplanted graft will be evaluated via ultrasound to assess perfusion of the graft. Following explantation, histological characterization will include H&E, pig albumin, Ki67, and a specific endothelial and bile duct cell marker. Success will be defined by the successful transplantation, vascular flow after 7 days, and the percent of viable hepatocytes after 7 days.

Responsibilities:

Miromatrix:

Miromatrix is responsible for the decellularization , recellularization of half of the grafts, and the delivery of the graft to Mayo.

Mayo:

Dr. Scott Nyberg is responsible for the autologous hepatocyte isolation, transfer of cells to Miromatrix or Dr. Dietz’ group, transplantation of the recellularized graft, animal care, and general histological evaluation of the graft.

Dr. Allan Dietz is responsible for the recellularization of half of the grafts (defined by Miromatrix) and immunohistochemical staining of the explanted liver sections for pig albumin, Ki67 and a specific endothelial and bile duct cell marker.

Specific Aim #3-2 (5 months- August 2016-December 2016)

The goal of specific aim 3-1 utilizes the successful results from Specific Aim 3-1 to characterize longterm transplantation of the recellularized liver graft. A total of six (6) pigs will be successfully transplanted with a recellularized liver graft with the defined seeding and culture method from Specific Aim 3-1 for 30 days. Hepatocyte seeding will involve the autologous isolation of hepatocytes, possible endothelial cells and bile duct cells from the recipient pig prior to transplantation depending on earlier results. Following transplantation, the hemodynamics of the transplanted graft will be evaluated via ultrasound to assess perfusion of the graft. Following explantation, histological characterization will include H&E, pig albumin, Ki67, and a specific endothelial and bile duct cell marker. Success will be defined by the successful transplantation, vascular flow after 30 days, and the percent of viable hepatocytes after 30 days.

Responsibilities:

Miromatrix:

Miromatrix is responsible for the decellularization , recellularization of half of the grafts, and the delivery of the graft to Mayo.

Mayo:

Dr. Scott Nyberg is responsible for the autologous hepatocyte isolation, transfer of cells to Miromatrix or Dr. Dietz’ group, transplantation of the recellularized graft, animal care, and general histological evaluation of the graft.

Dr. Allan Dietz is responsible for the recellularization of half of the grafts (defined by Miromatrix) and immunohistochemical staining of the explanted liver sections for pig albumin, Ki67, and a specific endothelial and bile duct cell marker.

Exhibit B

Mayo Cost

	Cost Each	Qty	Total	Lab
7 Day Implant Animal Costs	$2,500	16	$40,000	Nyberg
30 Day Implant Animal Costs	$3,500	16	$56,000	Nyberg
Hepatocyte Isolation	$2,500	23	$57,500	Nyberg
In-Vitro Liver Culture	$1,600	32	$51,200	Dietz
Histological Analysis (Immuno)			$30,000	Dietz

Analysis (ELISA, media ETC)			$40,000	Nyberg/Dietz

FTE Support
Nyberg (24 months)			$160,000
Dietz			$75,000

Total Mayo Direct Costs			$509,700
Indirect Costs			$152,910
Total Mayo Direct + Indirect Costs			$662,610
Mayo ILP Funds			$200,000
Miromatrix Funds Payable to Mayo			$462,610

	Nyberg Funds	Dietz Funds	Miromatrix Funds	Project Total
Specific Aim #1	$106,333	$35,000	$97,333
Specific Aim #2	$110,833	$93,400	$113,033
Specific Aim #3	$116,333	$47,800	$91,723
Total Direct Costs	$333,500	$176,200	$302,090
Indirect Costs	$100,050	$52,860
Total Direct + Indirect Costs	$433,550	$229,060	$302,090
				$964,700

Payment Schedule

	Percent	Estimated Date	Amount	Minus ILP Funds	Total Due
Specific Aim #1
Miromatrix authorization of initiation of Specific Aim	85%	1/1/2015	$156,172.00	$(100,000.00)	$56,172.00
Delivery of Final Report by Mayo to Miromatrix	15%	7/1/2016	$27,561.00		$27,561.00

Specific Aim #2
Miromatrix authorization of initiation of Specific Aim	85%	1/1/2015	$225,677.00	$(100,000.00)	$125,677.00
Delivery of Final Report by Mayo to Miromatrix	15%	2/1/2016	$39,826.00		$39,826.00

Specific Aim #3
Miromatrix authorization of initiation of Specific Aim	85%	2/1/2016	$181,367.00		$181,367.00
Delivery of Final Report by Mayo to Miromatrix	15%	12/31/2016	$32,006.00		$32,006.00

EXHIBIT C

CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

MUTUAL CONFIDENTIALITY AGREEMENT

This Agreement is made this 28th day of October, 2014 (“Effective Date”) by and between Mayo Foundation for Medical Education and Research, with offices at 200 First Street SW, Rochester, Minnesota 55905 (“Mayo”) and Miromatrix Medical Inc. with offices at 18683 Bearpath Trail, Eden Prairie, MN 55347 (“Company”). As used herein, a party disclosing Information (as defined below) shall be defined as the “Disclosing Party”, and the party to whom the Disclosing Party discloses such information shall be defined as the “Recipient.” In order to protect certain confidential information that may be disclosed between Mayo and Company, the parties agree as follows:

1.	Definition. Confidential information (“Information”) shall consist of all unpublished or nonpublic information or materials including, but not limited to, written, oral or virtually presented information and such items as electronic media products, trade secrets, financial information, equipment, databases and the like (a) for Mayo, clinical and developmental know-how associated with the culturing of stem cells and the transplantation of decellularized organs (Mayo file # 2010-315); and (b) for Company, developmental, scientific, market, and clinical know-how and information associated with decellularization, recellularization, maturation, and utilization of animal and human organs and other vascularized tissue, that is provided in the course of discussions between Mayo and Company or in the performance of services by Mayo for Company (“Relationship”).

The Recipient’s duties under this Agreement shall apply only to Information that is:

(a)	disclosed by the Disclosing Party in writing and is marked at the time of disclosure to indicate it is confidential;

(b)	disclosed by the Disclosing Party in any other manner and is indicated at the time of disclosure to be confidential and thereafter is also summarized and designated as confidential in written form and delivered to Recipient within one month of the disclosure; or

(c)	disclosed in the form of tangible materials transmitted to Recipient with an accompanying written notification indicating the confidential nature of the materials.

2.	Non-Disclosure and Non-Use. Information shall not:

(a)	be used for any purpose other than the Relationship; or

(b)	be disclosed in any manner to any third party without the prior written consent of the Disclosing Party. Recipient may disclose Information to its employees and those of its legal affiliates, attorneys and accountants (“Recipient Representatives”) who have a need to know exclusively for purposes of the Relationship, provided that Recipient Representatives are bound by Recipient to maintain the confidentiality of the Information in compliance with this Agreement.

3.	Exceptions. This Agreement imposes no obligation upon Recipient with respect to Information that Recipient can prove to a court of competent jurisdiction:

(a)	was at the time of receipt, in the public domain, which means information that is generally known among or readily accessible to persons that normally deal with the kind of information in question; or

(b)	became, after its receipt, part of the public domain through no fault of Recipient; or

(c)	was in the possession of Recipient before its receipt from the Disclosing Party or its representatives; or

(d)	is received in good faith by Recipient from a third party and is not subject to an obligation of confidentiality owed to the third party; or

(e)	is independently developed by Recipient without reference to Information received hereunder, as established by competent proof; or

(f)	is disclosed pursuant to a requirement or request of a government agency, subpoena or other legal proceeding, provided that in the event that Recipient becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigation demand, other demand or request by government agency or the application of statutes, rules and regulations under the federal securities laws or similar process) to disclose any of the Information, Recipient shall provide the Disclosing Party with prompt written notice of such requirement prior to such disclosure to allow the Disclosing Party to seek a protective order or other remedy. In the event that a protective order or other remedy is not obtained, or that the Disclosing Party waives compliance with the provisions hereof, Recipient agrees to furnish only that portion of the Information that Recipient reasonably believes is legally required to be furnished.

4.	Standard of Care. Each party shall protect Information using the same degree of care, but no less than a reasonable degree of care, as the party uses to protect its own confidential information. In the event that Recipient becomes aware of any use or disclosure not consistent with the purpose of this Agreement, Recipient shall immediately notify the Disclosing Party and endeavor to prevent any further unauthorized disclosure or use. The owners of Information may seek equitable and legal remedies as appropriate in the event of a threatened or actual disclosure.

5.	Term. This Agreement controls only Information that is disclosed to Recipient during the period between the Effective date and three (3) years later. However either party may terminate this period earlier by prior written notice to the other party. The obligations of Recipient under this Agreement shall survive and continue for four (4) years after the expiration or termination of this Agreement.

6.	Termination. Upon the termination or completion of the Negotiations, all documents in each party’s possession that incorporate the other party’s Information shall be returned to the Disclosing Party. Each party may retain one copy of the Information in its legal offices for archival purposes.

7.	Export Control. The parties agree not to use or otherwise export or re-export anything exchanged or transferred between them pursuant to this agreement except as authorized by United States law and the laws of the jurisdiction in which it was obtained. In particular, but without limitation, items exchanged may not be exported or re-exported (a) into any U.S. embargoed countries or (b) to anyone on the U.S. Treasury Department’s list of Specially Designated Nationals or the U.S. Department of Commerce Denied Person’s List or Entity List. By entering into this Agreement, each party represents and warrants that it is not located in any such country or on any such list. Each party also agrees that it will not use any item exchanged for any purposes prohibited by United States law. In the event either party becomes aware of any suspected violations of this paragraph that party will promptly inform the other party of such suspected violation, and cooperate with the other party in any subsequent investigation and defense, be they civil or criminal.

8.	No License. Under this Agreement neither party (a) acquires any license under intellectual property rights of the other party; or (b) has an obligation to purchase from or sell to the other party any service or item.

9.	Amendment. This Agreement may not be amended or modified except by a writing signed by both parties and identified as an amendment to this Agreement.

10.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, legal representatives, successors and assigns.

11.	Complete Agreement. This Agreement constitutes the final, complete and exclusive agreement between the parties with respect to its subject matter and supercedes all past and contemporaneous agreements, promises and understandings, whether oral or written, between the parties.

12.	Relationship. It is mutually understood and agreed that the relationship between the parties is that of independent contractors. Neither party is the agent, employee or servant of the other. Except as specifically set forth herein, neither party shall have nor exercise any control or direction over the methods by which the other party performs work or obligations under this Agreement. Further, nothing in this Agreement is intended to create any partnership, joint venture, lease or equity relationship, expressly or by implication, between the parties.

13.	Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect as if the invalid or unenforceable provision had never been a part of the Agreement.

14.	Waiver. The failure of either party to complain of any default by the other party or to enforce any of such party’s rights, no matter how long such failure may continue, will not constitute a waiver of the party’s rights under this Agreement. The waiver by either party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other provision. No part of this Agreement may be waived except by the further written agreement of the parties.

15.	Use of Name. Except as provided in Paragraph 3(f) above, neither party shall, without the prior written consent of the other party, directly or indirectly, make any public or private comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding a possible transaction between the parties or any of the terms, conditions or other aspects of any such transaction or any other Information. Neither party will use the name or trademarks of the other party in any news release, publicity, advertising, endorsement or commercial communication without the prior written approval of the other party. All requests for approval of the use of Mayo’s name pursuant to this Paragraph must be submitted to the Mayo Clinic Public Affairs Business Relations Group, at the following E-mail address: publicaffairsbr@mayo.edu at least five (5) business days prior to the date on which a response is needed.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate by proper person there unto duly authorized.

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH		MIROMATRIX MEDICAL INC.

By:	/s/ James A. Rogers III	By:	/s/ Robert Cohen

Date:	11/4/2014	Date:	11/4/2014

Name:	James A. Rogers III	Name:	Robert Cohen

Printed Title:	Chair, Mayo Clinic Ventures	Printed Title:	President & CEO